EMPLOYMENT AGREEMENT
(Execution Version)

THIS AGREEMENT (the “Agreement”), made as of this 23rd day of September, 2019 by and among Sandy Spring Bancorp, Inc., a registered bank holding company (“Bancorp”), Sandy Spring Bank, a Maryland corporation and wholly-owned subsidiary of Bancorp with its main office in Olney, Maryland (the “Bank”) (collectively, the “Company”), and Kenneth C. Cook (the “Officer”).

WITNESSETH

WHEREAS, concurrently with the execution of this Agreement, Bancorp, the Bank and Revere Bank are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Revere Bank will merge with and into the Bank (the “Merger”), with the Bank continuing as the surviving corporation.

WHEREAS, conditioned on the successful completion of the Merger, Bancorp and the Bank desire that the Bank employ the Officer after the date of consummation of the Merger (the “Effective Date”) on the terms and conditions of this Agreement, and the Officer desires to be employed by the Bank on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.Employment.

a.Commencing as of the first business day following the Effective Date, the Officer shall be employed as Executive Vice President and Division President, Commercial Banking of the Company. The Officer shall report to and be subject to the supervision of the President and CEO and perform all duties and shall have all powers which are commonly incident to the office of Executive Vice President and Division President, Commercial Banking or which, consistent with that office, are assigned to the Officer and which may be altered, modified, increased or reduced from time to time by the President and CEO.

b.In addition to the Officer’s major job accountabilities set forth in the job description maintained by the Human Resources Division, the Officer’s duties include, but are not limited to, participating actively as a member of the executive management team to develop strategy, policy, and tactics for the Bank and modeling high standards of leadership, integrity, teamwork, and communication as a member of the executive team while embracing the values and culture of the Bank.

c.The Officer agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company applicable to employees and senior executive officers generally and any changes thereof which may be adopted at any time by the Company.

d.The Officer agrees to devote his full working time (often more than forty (40) hours per week), attention, energies, and best efforts to the performance of his duties hereunder.

2.Facilities. The Officer will be furnished with the working facilities and staff customary for the Company’s executive officers with the title and duties set forth in Section 1 of this Agreement and as are necessary for the Officer to perform the duties of the position.

3.Term. Unless terminated at an earlier date in accordance with Section 10 of this Agreement, the term of the Officer’s employment under this Agreement shall be for a period of thirty (30) months, commencing on the first business day following the Effective Date. Except as otherwise agreed in writing by the parties, if the Officer continues to be employed by the Bank after such thirty (30)-month period, for any reason, he will do so as an at-will employee and not pursuant to this Agreement. If either (i) the Merger Agreement is validly terminated pursuant to the terms thereof, or (ii) the Officer’s employment with Revere Bank terminates prior to the Effective Date, for any reason, this Agreement, and all rights and obligations of Bancorp, the Bank and the Officer hereunder, shall be null and void.

4.Base Compensation.

a.The Company agrees to pay the Officer during the term of this Agreement an annual base salary at the rate of $425,000 calculated on a calendar year basis, payable in cash in accordance with the Company’s customary payroll schedule and practice, for the payment of base salary to executives, subject to such federal state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation and other normal deductions for fringe benefits and/or as otherwise agreed by the parties. This base salary may be adjusted in accordance with this Section 4.

b.The Compensation Committee of the board of directors of Bancorp and the Bank (the “Board”) shall perform an annual analysis of the Officer’s performance and of the compensation of officers performing similar functions at independent financial institutions of comparable size and performance to the Company, and based upon this review, the recommendations of the President and Chief Executive Officer, and on such other factors as it deems pertinent, may maintain, increase or decrease the Officer’s base salary, provided that no such action shall (i) reduce the rate of the Officer’s base salary below the amount set forth in Section 4.a. or (ii) reduce the rate of base salary paid to the Officer for any months prior to the month in which notice of the reduction is provided in writing to the Officer.

c.In the absence of action by the Board, the Officer shall continue to receive the base salary at the amount set forth in Section 4.a. specified herein or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

5.Bonuses.

a.For the year ending December 31, 2020, the Officer shall have the opportunity to earn an annual cash bonus under the Bank’s Executive Team Incentive Plan based on achievement of annual performance goals established by the Compensation Committee in its good faith discretion with a target bonus opportunity equal to 55% of the Officer’s base salary as of the end of the performance period. For years after the year ending December 31, 2020, unless agreed otherwise, the Officer shall be entitled to participate in such bonus programs that the Company may make available from time to time to senior management employees pursuant to bonus plans or otherwise at a bonus opportunity equivalent to the bonus opportunity made available to similarly situated executives.

b.For the year ending December 31, 2020, the Officer shall have the opportunity to receive an annual long-term equity incentive award with a target incentive opportunity equal to 50% of the Officer’s base salary pursuant to the Company’s equity incentive plan. For years after the years ending December 31, 2020, unless agreed otherwise, the Officer shall be eligible for annual long-term incentive awards at a target incentive opportunity equivalent to the opportunity made available to similarly situated executives.

c.The Officer also shall participate in any other fringe benefits which are or may become available to senior management employees of the Bank.

6.Benefit Plans. The Officer shall be entitled to participate in any life insurance, medical, dental, pension, profit sharing, and retirement plans and other programs and arrangements which may now be in effect or, if not terminated, shall hereafter be in effect and as may be approved from time to time by the Board for the benefit of employees the Bank and as are described more particularly in the Bank’s benefit plans, as applicable. The Officer’s eligibility for an participation in such benefit plans is governed by the terms and conditions of those plans, and by the policies of the Company as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefits plans in effect at that time. Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

7.Paid Time Off. The Officer shall be entitled to thirty (30) working days of Paid Time Off, as defined in the Company’s personnel policies, during each calendar year during the term of this Agreement, to be taken at reasonable times and in reasonable periods as the Officer and the Company shall mutually determine, and provided that no Paid Time Off shall interfere with the duties required to be rendered by the Officer hereunder. Any Paid Time Off not used during a twelve-month calendar period shall carry over and be useable during the succeeding twelve-month calendar period, but not thereafter. The Officer shall not receive any additional compensation from the Company on account of the Officer’s failure to take Paid Time Off. The Officer will not be paid for any unused, available Paid Time Off at the end of employment.

8.Expense Payments and Reimbursement.

a.The Officer shall be reimbursed for all reasonable travel, entertainment and other business expenses incurred by the Officer in connection with the Officer’s employment under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

b.The Bank will pay, or reimburse the Officer for, the monthly dues and assessments for membership at Lakewood Country Club.

c.The Bank will provide the Officer with an automobile allowance of $1,000 per month.

9.Loyalty and Confidentiality.

a.During the term of this Agreement the Officer: (i) shall devote all the Officer’s time, attention, skill, and efforts to the faithful performance of the Officer’s duties hereunder; provided, however, that from time to time, the Officer may expend reasonable amounts of time serving on the board of directors, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Bank or Bancorp or any of their subsidiaries or affiliates, unfavorably affect the performance of Officer’s duties pursuant to this Agreement, or violate any applicable statute or regulation; and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company and shall otherwise comply with the Company’s Code of Business Conduct as in effect. Nothing contained in this Agreement shall prevent or limit the Officer’s right to own up to 2% of the outstanding stock of any corporation listed on the New York Stock Exchange or the Nasdaq Stock Market or up to a 5% passive ownership of the outstanding capital stock or other equity interests of any other entity.

b.The Officer agrees that during the course of employment with the Company, the Officer has and will come into contact with and learn various forms of Confidential Information and Trade Secrets, which are the property of the Company. “Confidential Information” are items of information relating to the Company, its products, services, customers, borrowers, depositors and other customers that are not generally known or available to the general public, and have been developed, compiled or acquired by the Company at its great efforts and expense, including, but not limited to (i) operation or financial information, such as information with respect to costs, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals and potential acquisitions or divestitures,
(ii)product and technical information, such as new and innovative product ideas, subjects of research and development, investigations, data, software, software codes, computer models and research and development projects, (iii) marketing information such as new marketing ideas, markets, mailing lists, the identity, including the names or addresses, of the Company’s borrowers, depositors and other customers, the financial arrangement between the Company and such customers, specific customer needs and requirements and leads and referrals to prospective customers, (iv) vendor, supplier and any other business partner (“Business Partner”) information, the financial arrangement between the Company and such Business Partners, and (v) any information concerning or obtained from the Company’s customers. “Trade Secrets” are items of Confidential Information that meet the requirements of applicable trade secret law. The Officer agrees that, unless required by law or specifically permitted by Bancorp or the Bank in writing, the Officer will not disclose to any person or entity, either during or subsequent to the Officer’s employment, any of the Company’s Confidential Information or Trade Secrets, which is not generally known to the public, nor shall the Officer employ such information in any way other than for the benefit of the Company. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files. The absence of any marking or statement that any particular information is Confidential Information shall not affect its status as Confidential Information.

c.The Officer acknowledges and agrees that the Company is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information and Trade Secrets which were developed, compiled and acquired by the Company at its great effort and expense. The Officer further acknowledges and agrees that disclosing, divulging, revealing or using any of the Confidential Information or Trade Secrets, other than in connection with the Company’s business or as specifically authorized by the Company, will be highly detrimental to the Company, and that serious loss of business and pecuniary damage may result therefrom.

d.Nothing contained in this Agreement prohibits or prevents the Officer from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.). Under the federal Defend Trade Secrets Act of 2016, the Officer shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to the Officer’s attorney in relation to a lawsuit for retaliation against the Officer for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

e.The Officer agrees to deliver to the Company, immediately upon separation from employment and at any time the Company so requests, (i) any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information and/or Trade Secrets whatsoever or otherwise relating to the Company’s business; (ii) lists of the Company’s customers, and leads or referrals to prospective customers; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Officer may then possess or have under his control. For any equipment or devices owned by the Officer on which proprietary information of the Company is stored or accessible, the Officer shall, immediately upon or prior to separation from employment, deliver such equipment or devices to the Company so that any proprietary information may be deleted or removed, and provide all necessary passwords or passcodes, after which such devices will be returned to the Officer. The Officer expressly authorizes the Company’s designated representatives to access such equipment or devices for this limited purpose and shall provide any passwords or access codes necessary to accomplish this task.

f.Notwithstanding anything herein to the contrary, the obligations of this Section 9 shall survive the termination of this Agreement.

10.Termination and Termination Pay. The Officer’s employment under this Agreement may be terminated in the following circumstances:

a.Death. The Officer’s employment under this Agreement shall terminate upon the Officer’s death during the term of this Agreement, in which event the Officer’s estate shall be entitled to receive the compensation due to the Officer through the last day of the calendar month in which the Officer’s death occurred.

b.Disability. The Company or the Officer may terminate the Officer’s employment after having established the Officer’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that results in the Officer’s becoming eligible for long-term disability benefits under the Bank’s long-term disability plan. In the event of such Disability, the Officer’s obligation to perform services under this Agreement will terminate. In the event the Officer’s employment under this Agreement terminates after the Officer’s Disability has been established, the Officer shall be entitled to receive the compensation due to the Officer under this Agreement through the date of such employment termination.

c.Just Cause.

i.The Board may, by written notice to the Officer in the form and manner specified in this paragraph and Section 18, immediately terminate the Officer’s employment with Bancorp or the Bank at any time for Just Cause. The Officer shall have no right to receive compensation or other benefits from the Company for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of, in the good faith determination of the Board, the Officer’s:

1.Personal dishonesty;
2.Willful misconduct;

3.Breach of or dereliction of fiduciary duty;
4.Fraud;
5.Intentional failure to perform the duties assigned to or expected of the Officer under this Agreement, which continues after written notice of such failure to the Officer, specifying any such failure;
6.Other, continuing material failure to perform the duties assigned to or expected of the Officer under this Agreement after reasonable notification (which shall be stated in writing and given at least fifteen (15) days prior to termination) by the Board of such failure;
7.Conviction of a felony, plea of guilty or nolo contendere or finding of liability of or under any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order;
8.Engaging in behavior that would constitute grounds for liability (the Company’s and/or the Officer’s) for harassment, retaliation or discrimination (as proscribed by the U.S. Equal Employment Opportunity Commission or applicable state or local law) or other egregious conduct violative of laws governing the workplace;
9.Being under the influence of drugs or alcohol (other than lawful prescription medicine or other medically-related lawful drugs to the extent that they are taken in accordance with their directions or the reasonable consumption of alcohol when authorized for purposes of the Company, such as in connection with customer entertainment) during the performance of any of the duties, responsibilities, obligations or functions for which the Officer has been hired or is assigned to perform; or
10.Subject to paragraph (ii) below, material breach by the Officer of any provision of this Agreement, including, but not limited to, the unauthorized disclosure of Confidential Information belonging to the Company, a violation of any Company rule, regulation, procedure or policy.

ii.Notwithstanding the foregoing, the Officer shall not be deemed to have been terminated for Just Cause unless there shall have been delivered to the Officer a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting called and held for the purpose (after reasonable notice to the Officer and an opportunity for the Officer to be heard before the Board), of finding that in the good faith opinion of the Board the Officer was guilty of conduct described above and specifying the particulars thereof.

iii.Notwithstanding the foregoing, it is expected that Officer will perform all duties and responsibilities described herein, and Officer shall have the right to cure non- performance, to the extent such performance is reasonably capable of being cured and shall promptly upon receipt of written notice of nonperformance from the Board, comply with the requirements of such notice, and further if Officer shall not comply with such notice to the sole discretion and satisfaction of the Company within forty- eight (48) hours after actual receipt thereof by Officer as evidenced by a receipt signed by or on behalf of Officer), (except if such compliance cannot be reasonably completed within forty-eight (48) hours, if the Officer shall commence to comply within such period and thereafter proceed to completion with due diligence) Bancorp or the Bank shall have the right to proceed with the Board meeting specified in the preceding paragraph.

d.Certain Regulatory Events.

i.If the Officer is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e)(4) or 8(g)(l) of the Federal

Deposit Insurance Act (“FDIA”) (12 USC. §§ 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, including the obligation to pay the Officer any compensation, except that vested benefit rights of the parties shall not be affected.

ii.If the Bank is in default (as defined in Section 3(x)(I) of FDIA), all obligations of the Bank under this Agreement shall terminate as of the date of default, including the obligation to pay the Officer any compensation, but vested benefit rights of the parties shall not be affected.

iii.If a notice served under Sections 8(e)(3) or (g)(l) of the FDIA (12 U.S.C. §§1818(e)(3) and (g)(l)) suspends and/or temporarily prohibits the Officer from participating in the conduct of the Bank’s affairs, the Bank’s obligations under this Agreement shall be suspended as of the date of such service, including the obligation to pay the Officer any compensation, unless stayed by appropriate proceedings.

The occurrence of any of the events described in paragraphs i, ii, and iii above may be considered by the Board in connection with a termination for Just Cause.

e.Voluntary Termination by Officer. In addition to the Officer’s other rights to terminate under this Agreement, the Officer may voluntarily terminate employment with the Company during the term of this Agreement upon at least sixty (60) days’ prior written notice to Bancorp or the Bank, in which case the Officer shall receive only compensation, vested rights and employee benefits up to the date of termination.

f.Without Just Cause or With Good Reason.

i.In addition to termination pursuant to Section 10.a. through 10.e., the Board may, by written notice to the Officer, immediately terminate the Officer’s employment with Bancorp or the Bank at any time for a reason other than Just Cause (a termination “Without Just Cause”); and the Officer may, by written notice to the Board, terminate this Agreement for “Good Reason,” as defined below (a termination “With Good Reason”).

ii.In the event of termination under this Section 10.f., and subject to the Officer’s satisfaction of the Release requirement specified in subsection v. below, the Officer shall be entitled to receive his base salary for the remaining term of the Agreement at the highest annual rate in effect pursuant to Section 4 of this Agreement for any of the twelve (12) months immediately preceding the date of such termination, plus annual cash bonuses for each year (prorated in the event of partial years) remaining under the term of the Agreement at the amount received by the Officer in the calendar year preceding the termination (provided, that in the event such termination should occur in the first year of the term hereof, so that there shall not have been any bonus paid in the calendar year preceding the termination, the amount of the bonus will be deemed to be the targeted opportunity provided for under Section 5a hereof). The sum due under this Section 10.f. shall be paid in one lump sum within sixty (60) calendar days of the Officer’s termination of employment, subject to delay as provided in see Section 27.

iii.“Good Reason” shall be deemed to exist at the time that any of the following events occurs without the Officer’s express written consent:
1.A material reduction in the Officer’s responsibilities or authority (including lines of reporting) in connection with the Officer’s employment with Bancorp or the Bank;

2.A material reduction in the Officer’s base salary, as such base salary may be increased from time to time;
3.A material reduction in the Officer’s incentive compensation and benefits compared to their aggregate value as of the Effective Date; or
4.A requirement that the Officer’s principal business office be relocated by more than 30 miles, unless such relocated principal business office is closer to the Officer’s principal place of residence.

Notwithstanding the forgoing, the Officer will only have Good Reason if the Officer provides notice to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after Bancorp’s and the Bank’s receipt of such notice. If the Officer initiates termination With Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. The Officer’s failure to timely give notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Officer’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

iv.Notwithstanding the foregoing, a reduction or elimination of the Officer’s benefits under one or more benefit plans maintained by the Bank as part of a good faith, overall reduction or elimination of such plan or plans or benefits thereunder applicable to all participants in a manner that does not discriminate against the Officer (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of the Bank or any company that controls either of them under a plan or plans in or under which the Officer is not entitled to participate, and receive benefits, on a fair and nondiscriminatory basis.

v.As a condition to receipt of the payment specified in Section 10.f.ii. above, the Officer shall be required to execute a general release of all then existing claims against the Company, their affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of the Officer’s employment with the Company in a form substantially similar to the form attached hereto as Exhibit A (the “Release”), and the Officer shall not receive any payments or benefits to which he may be entitled hereunder that are subject to the execution of a Release unless the Officer satisfies this release requirement. The Company shall provide the Release to the Officer within five (5) days after the date of the Officer’s employment termination. THE OFFICER’S RIGHT TO BENEFITS UNDER SECTION 10.f.ii. OF THIS AGREEMENT SHALL BE CONTINGENT ON HIS SIGNING AND FILING THE RELEASE WITH THE COMPANY WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 45 DAYS FROM THE DATE THE COMPANY PROVIDES THE RELEASE TO THE OFFICER, AND NOT REVOKING THE RELEASE WITHIN THE PERIOD SPECIFIED IN THE RELEASE, WHICH PERIOD WILL NOT EXCEED 7 DAYS FROM THE DATE THE OFFICER SIGNS THE RELEASE.

g.Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following the Officer’s termination of employment for any reason, including termination by the Board Without Just Cause:

i.The Officer’s obligations under Section 9 of this Agreement will continue in effect;

ii.During the twenty-four (24) month period following the Officer’s termination of employment:

a.The Officer will not directly or indirectly be employed by, serve as a consultant to, otherwise assist or participate in any manner with (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or provide services to a Competitor (defined below) if the employment, consulting, assistance, participation or services that the Officer is to provide to the Competitor are the same as, or substantially similar to, any of the services that the Officer provided to Bancorp, the Bank or any of their subsidiaries and are or will be within the Restricted Territory (defined below). For purposes of this paragraph, services provided by others will be deemed to have been provided by the Officer if the Officer had material supervisory responsibilities with respect to the provision of such services. The term “Competitor” means an insured depository institution that is or was competitive with any of the business activities of the Company or any of its Subsidiaries during the 12-month period prior to the Officer’s termination of employment or service. The term “Restricted Territory” means the metropolitan statistical areas in which the Bank maintains any offices. .

b.The Officer will not directly or indirectly solicit or attempt to solicit any party who is then, or during the 12-month period prior to the Officer’s termination of employment or service was, a customer or supplier of Bancorp, the Bank or any of their subsidiaries for or with whom the Officer (or the Officer’s subordinates) had Confidential Information or contact on behalf of the Company, provided that the restriction in this Section 2 will not apply to any activity on behalf of a business that is not a Competitor.

c.The Officer will not directly or indirectly solicit, entice, persuade or induce any individual who is employed by Bancorp, the Bank or any of their subsidiaries (or was so employed within ninety (90) calendar days prior to the Officer’s action and not involuntarily terminated for any reason other than cause) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than Bancorp, the Bank or any of their subsidiaries, and the Officer will not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

d.The Officer will not directly or indirectly own an equity interest in any Competitor (other than ownership solely as a passive, minority investor, in any business).

iii.     The Officer shall inform any new employer (before accepting employment) as to the existence and provisions of this Section 10.g.

iv. Notwithstanding anything herein to the contrary, the obligations of the Officer under this Section 10.g shall survive the termination of this Agreement such that the Officer shall be subject to the obligations of this Section 10.g following termination of employment that occurs (a) during the term of this Agreement, (b) upon the conclusion of the term of this

Agreement set forth in Section 3, or (c) following a period of at-will employment subsequent to the expiration of the term of this Agreement.

11.Indemnification and Liability Insurance.

a.Indemnification. The Company agrees to indemnify the Officer (and the Officer’s heirs, executors, and administrators) to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by the Officer in connection with or arising out of any action, suit, or proceeding in which the Officer may be involved by reason of having been a director or officer of the Bank or any of their affiliates (whether or not the Officer continues to be a director or officer at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs and attorney’s fees and the cost of reasonable settlements, such settlements to be approved by the Board, if such action is brought against the Officer in the Officer’s capacity as an officer or director of the Bank or any of their affiliates. Indemnification for expense and liability shall not extend to matters for which the Officer has been terminated for Just Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 11 shall survive the termination of this Agreement.

b.Insurance. During the period in which indemnification of the Officer is required under this Section 11, Bancorp or the Bank shall provide the Officer (and the Officer’s heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of Bancorp or the Bank, at least equivalent to such coverage provided to directors and senior officers of Bancorp or the Bank, whichever is more favorable to the Officer.

12.Breach of Agreement. Bancorp, the Bank and the Officer expressly agree that in an action brought to enforce this Agreement, the prevailing part(ies) shall be entitled to recover from the opposing part(ies) reasonable attorneys’ fees and costs incurred in enforcing any provision of or any right contained in this Agreement, unless specifically prohibited by statute or regulation, as well as any and all remedies available at law.

13.Adjustment of Certain Payments and Benefits. Notwithstanding any other provision of this Agreement, in the event that the aggregate payments or benefits to be made or afforded to the Officer in connection with any change in control, as defined under Section 280G of the Internal Revenue Code (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement that the Officer enters into or participates in after the date of this Agreement), that are deemed to be parachute payments as defined in Section 280G or any successor thereof, (the “Covered Benefits”) would constitute an “excess parachute payment” (as defined in Section 280G(b)(2)), then the Covered Benefits shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The allocation of the reduction required hereby among the Covered Benefits shall occur in the following order: (i) reduction of any lump sum payment payable under Section 10.f.ii, followed by (ii) reduction of other amounts payable under other agreements or plans. Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Section 409A of the Internal Revenue Code and then with respect to amounts that are treated as a deferral of compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments. An independent public accountant or compensation consultant selected by the Bank will determine the value of any reduction in the payments and benefits, and the Bank will pay for the opinion.

14.Work Made for Hire.

a.During the course of the Officer’s employment by the Company, the Officer may, independently or in conjunction with the Company or others, develop information, conceive of inventions, produce work product, or achieve other results for the Company in connection with or as related to Officer’s employment. The Officer agrees that such information, inventions, work product, and other results, systems and information (hereinafter referred to collectively as the “Work Product”) shall, to the extent permitted by law, be a “work made for hire” within the definition of Section 101 of the Copyright Act (17 U.S.C. § 101), and shall remain the sole and exclusive property of the Company.

b.To the extent any Work Product is not deemed to be a work made for hire within the definition of the Copyright Act, the Officer, with effect from creation of any and all Work Product, hereby assigns, and agrees to sign further written documents assigning to the Company all right, title and interest in and to such Work Product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including the right to edit and create derivative works from the materials, and the right to any and all commercial reproduction, transmission, display, performance or distribution of the materials or any derivative works based on the materials via any means currently existing or developed or discovered in the future, and all extensions and renewals thereof.

The Officer further agrees to assist the Company, both during and subsequent to the Officer’s employment with the Company, in the establishment, preservation and enforcement of the Company’s rights in the Work Product. Upon termination of Officer’s employment with the Company (for any reason), the Officer agrees to deliver promptly to the Company all printed, electronic, audio-visual, and other tangible manifestations of the Work Product, including all originals and copies thereof. The Officer also agrees to waive any and all moral rights relating to the Work Product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.

15.Injunctive Relief.

a.If there is a breach or threatened breach of Section 10.g. of this Agreement or the prohibitions upon disclosure contained in Section 9.c. of this Agreement, the Company and the Officer agree that there is no adequate remedy at law for such breach, and that Bancorp and the Bank each shall be entitled to injunctive relief restraining the Officer from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach.

b.The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions in Section 10.g placed upon the Officer to those that are reasonable and necessary to protect the Company’s legitimate interests.

c.If any restriction set forth in Section 10.g is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

d.The restrictions contained in Section 10.g, Section 9.b and Section 9.c are necessary for the protection of the business and goodwill of the Company and are considered by the Officer to be reasonable for such purpose. The Officer recognizes, acknowledges and agrees that any breach by him of any of the provisions contained in Section 10.g, Section 9.b and/or Section 9.c will cause the Company immediate, material and irreparable injury, harm and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of Section 10.g, Section 9.b and/or Section 9.c by the Officer in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of Section 10.g, Section 9.b and/or Section 9.c in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, and any other form of equitable relief, in accordance with Section 23. In addition, the Officer recognizes, acknowledges and agrees that the Company is entitled to recover from the Officer the costs and attorneys’ fees it incurs to enforce the terms of this Section or to enforce the terms of this Agreement, as stated in Section 12. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to recover money damages.

e.The restrictive periods set forth in this Agreement (including those set forth in Section 10.h) shall not expire and shall be tolled during any period in which the Officer is in violation of such restrictions, and therefore such restrictive periods shall be extended for a period of time equal to the duration of the Officer’s violations thereof.

f.The Officer covenants and agrees that he will promptly disclose the existence of this Agreement and the post-employment restrictions contained herein to all subsequent employers until all such covenants have expired.

16.Successors and Assigns.

a.This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of Bancorp and/or the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of Bancorp and/or the Bank.

a.Since the Company is contracting for the unique and personal skills of the Officer, the Officer’s rights or duties hereunder shall be precluded from assignment or delegation without first obtaining the written consent of the Company.

17.No Mitigation. The Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Officer in any subsequent employment.

18.Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand, or by the use of a nationally recognized overnight delivery service, or 48 hours after mailing at any general or branch United States Post Office, by certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

a.If to the Bank or Bancorp:

Sandy Spring Bancorp, Inc. Sandy Spring Bank
17801 Georgia Avenue
Olney, Maryland 20832
Attention: Daniel J. Schrider, President & CEO

a.If to the Officer, to the Officer’s home address on file with the Bank’s Human Resources Department

19.Joint and Severally Liability; Payments by the Company. To the extent permitted by law, except as otherwise provided herein, the Bank and Bancorp shall be jointly and severally liable for the payment of all amounts due under this Agreement. Bancorp shall guarantee the performance of the Bank’s obligations hereunder, provided that Bancorp shall not be required by this Agreement to pay to the Officer a salary or any bonuses or any other cash payments, except in the event that the Bank does not fulfill the obligations to the Officer hereunder for such payments. Bancorp may, however, pay salary and bonuses as deemed appropriate by its board of directors in the exercise of its discretion.

20.No Plan Created by this Agreement. The Officer and the Company expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and, the Bank, Bancorp and the Officer each expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process by or on behalf of the Officer or Bancorp or the Bank that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

21.Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Maryland shall govern this Agreement in all respects, whether as to its terms, provisions, validity, construction, capacity, performance or otherwise, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction.

23.Arbitration.

a.Subject to Section 23.b below, the Officer and the Company mutually agree that any and all disputes, controversies or claims, whether based on contract, tort, discrimination, harassment, retaliation, or otherwise that the parties may have against each other, relating to, arising from, or connected in any manner with this Agreement or with the Officer’s employment with the Company (including, without limitation, the termination or cessation of this Agreement or of the Officer’s employment with the Company), shall be resolved exclusively through final and binding arbitration under the auspices of American Arbitration Association according to its National Rules for the Resolution of Employment Disputes, available on its website www.adr.org. The arbitration shall be held in Maryland. The arbitrators shall have jurisdiction to determine any claim, including the arbitrability of any claim, submitted to him/her. The interpretation and enforceability of this Section 23 of this Agreement shall be governed and construed in accordance with the United States Federal Arbitration Act, 9. U.S.C. §1, et seq. All

statutes of limitations and substantive laws, including but not limited to the remedies that would be available to the parties, that would apply if the dispute was litigated in a court of competent jurisdiction shall govern and apply to the arbitration proceeding. The arbitrator shall not have the authority to add to, detract from, or modify any provision of this Agreement. A transcript of the arbitration proceeding shall be prepared by a qualified court reporter and made available to the parties and the arbitrator. All proceedings and decisions of the arbitrator shall be maintained as confidential to the extent legally permissible and shall not be made public by any party or the arbitrator without the prior written consent of all parties to the arbitration, except as the law may otherwise require. The Company shall pay all expenses, including arbitrator fees, associated with the arbitration with the exception of the attorneys’ fees incurred by the Officer. The arbitrator must render an award within thirty (30) days after the close of the arbitration proceedings. The award must set forth the material findings of fact and legal conclusions supporting the award. The award shall be final, binding, and enforceable by any court of competent jurisdiction. Where necessary or appropriate to effectuate relief, the arbitrator may issue equitable orders as part of or ancillary to the award.

b.Notwithstanding Section 23.a above, and as explained in Section 15, the Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Officer, for the Officer’s threatened or actual breach of Sections 10.h, 9.b and/or 9.c of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of those Sections of this Agreement; or to maintain the status quo pending the completion of arbitration in accordance with Section 23.a above. Further, any action or proceeding arising out of or relating to the Officer’s threatened or actual breach of Sections 10.h, 9.c and/or 9.b of this Agreement, and any claim deemed not to be subject to arbitration under Section 23.a shall be brought and heard exclusively in the state courts of the State of Maryland and, if the jurisdictional prerequisites exist at the time, the United States District Court for Maryland and the parties hereby expressly represent and agree that they are subject to the personal jurisdiction of said courts, and each of the parties hereby irrevocably consents to the personal jurisdiction of such courts in any legal or equitable proceedings related to such dispute and waives, to the fullest extent permitted by law, any objection which either party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum. The parties agree and acknowledge that Maryland is the State of the headquarters of the Company and the principal office of the Company and is the State with the most logical nexus to this Agreement. The parties recognize that, if any dispute or controversy arising from or relating to this Agreement is submitted for adjudication to any court, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized, consequently, the parties agree that all issues of fact shall be tried without a jury.

24.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

25.Headings and Pronouns. Headings contained herein are for convenience of reference only. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular forms of nouns and pronouns shall include the plural and vice versa.

26.Entire Agreement. This Agreement, together with any understanding or modifications thereof as subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs, or arrangements described in Sections 5 and 6 of this Agreement, and supersedes all prior agreements other than with respect to such specific plans, programs, or arrangements; provided, however, that this Agreement shall not supersede the Settlement and Release Agreement entered into as of even date herewith by and among the Officer, Bancorp, the Bank, and Revere Bank, which shall remain in full force and effect.

27.Section 409A.

a.The Officer will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

b.To the extent necessary to comply with Section 409A, in no event may the Officer, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if payment to the Officer under this Agreement is conditioned upon the Officer executing and not revoking a Release and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

c.If at the time of the Officer’s separation from service, (a) the Officer is a “specified employee” (within the meaning of Section 409A and using the methodology selected by the Bank and Bancorp) and (b) the Company makes a good faith determination that an amount payable or the benefits to be provided hereunder constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule of Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay the entire amount on the otherwise scheduled payment date but will instead pay on the scheduled payment date the maximum amount permissible in order to comply with Section 409A (i.e., any amount that satisfies an exception under the Section 409A rules from being categorized as deferred compensation) and will pay the remaining amount (if any) in a lump sum on the first business day after such six month period.

d.This Agreement will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (“Section 409A”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation exemption of Treas. Reg. §1.409A-1(b)(9)(iii). With respect to other amounts that are subject to Section 409A, it is intended, and this letter agreement will be so construed, that any such amounts payable under this Agreement and the Company’s and the Officer’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A so as not to subject the Officer to the payment of interest and additional tax that may be imposed under Section 409A.

e.To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if the Officer incurs the corresponding expense during the Officer’s employment with the Company and submits the request for reimbursement to the Company no later than three months prior to the last day of the calendar year following the calendar year in which the Officer incurs the expense so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the Officer incurs the expense; the amount of expenses eligible for reimbursement during a calendar year will not affect the amount of expenses eligible for reimbursement in another calendar year; and the Officer’s right to reimbursement is not subject to liquidation or exchange for another benefit from the Company.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first set forth above.

SANDY SPRING BANCORP, INC.

By: /s/ Daniel J. Schrider
Name: Daniel J. Schrider
Title: President and CEO

SANDY SPRING BANK

By: /s/ Daniel J. Schrider
Name: Daniel J. Schrider
Title: President and CEO

OFFICER:

/s/ Kenneth C. Cook
Name: Kenneth C. Cook

EXHIBIT A
RELEASE OF CLAIMS
In consideration for the severance payment set forth in Section 10.f.ii. of the Employment Agreement by and between Kenneth C. Cook and Sandy Spring Bank (the “Bank”) dated September 23, 2019 (the “Employment Agreement”), Executive agrees forever to release any right to recover against the Bank, its parents, and subsidiaries; and each of their owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, insurers, attorneys, divisions, and subsidiaries; and all persons acting by, under, or in concert with them (collectively, the “Released Parties”), of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys' fees and costs), known or unknown, suspected or unsuspected, that I may now have or have ever had against the Released Parties by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Release of Claims.

This waiver, release and discharge (“Release”) includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Bank or Sandy Spring Bancorp, Inc. (“Company”) benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to my employment with the Bank and the termination thereof. This Release further applies but is not limited to any claim of any types of discrimination under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, claims for emotional distress, mental anguish, personal injury, loss of consortium; any and all claims that may be asserted on my behalf by others (including the Equal Employment Opportunity Commission), or any other federal, state, or local law, rule, regulation including those relating to discrimination to the extent permitted by law.

Executive expressly waive all claims, including those which he does not know or suspect to exist in my favor as of the date of this Agreement against the Released Parties. As used herein, Executive understands the word "claims" to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Bank or the Company or otherwise arising from his employment with the Bank, his termination of employment from the Bank or any other conduct occurring on or prior to the date the Executive signs this Release. All such claims are forever barred by this Release whether they arise in contract or tort or under a statute or any other law.

This Release shall not be interpreted to waive, release, or extinguish any rights that – by express and unequivocal terms of law — may not under any circumstances be waived, released, or extinguished, and this Agreement does not prohibit the Executive from filing a charge with or participating in an investigation conducted by the Securities and Exchange Commission.

Notwithstanding anything in this Release to the contrary, this Release shall not release the Bank or the Company from any of the following obligations: (i) obligations to pay to Executive earned but unpaid wages; (ii) the payment of any of vested benefits under any tax-qualified and non- qualified plans of which Executive is a participant; or (iii) Executive’s right to elect health care continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at his own expense (if he is eligible for COBRA coverage). Finally, this Release does not waive claims that Executive could make, if available, for unemployment or workers’ compensation.

INJUNCTIVE RELIEF. Executive acknowledges and recognizes that a violation of this Release and its covenants will cause irreparable damage to the Bank, the Company and successors of the Bank and the Company, and the Bank, the Company and respective successors will have no adequate remedy at law for such violation. Accordingly, I agree that the Seller and its successors will be entitled, as a matter of right, to seek an injunction from any court of competent jurisdiction restraining any further violation of this Release or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. Executive acknowledges that he was advised to consult with an attorney before signing this Release. Executive further understands that he may consider this Release for up to twenty-one (21) days before deciding whether to sign it. If Executive signs this Release before the expiration of that twenty-one (21) day period, he acknowledges that such decision was entirely voluntary. Executive understands that if he does not sign and return this Release to the Bank by the end of that twenty-one (21) day period, the obligation to pay any severance under the Agreement will expire. Executive understands that for a period of seven (7) days after Executive executes this Release, Executive has the right to revoke it by a written notice to be received by the Bank by the end of that period. Executive also understands that this Release shall not be effective or enforceable until the expiration of that seven (7) day period. Executive further represents and agrees that he has carefully read and fully understand all of the provisions of this Release and that he is voluntarily agreeing to those provisions. Executive acknowledges that he has not been induced to sign this Release by any representatives of any released party other than the severance amount in Section 10.f.ii. of the Employment Agreement.

IN WITNESS WHEREOF, Executive has executed this Release of Claims.

EXECUTIVE

Date: